Exhibit 10.1

City of Buenos Aires, January 31, 2020

Messrs.

Oneclick International LLC

2001 NW 84 Ave, Doral FL 33122,

United States of America

Oneclick License LLC

2001 NW 84 Ave, Doral FL 33122,

United States of America

Ref.: Offer No. 01/2020

Dear Sirs/Madams:

Mariano Andrés Turinetto, residing at Mendoza Nº 953, City of Carcarañá, Province of Santa Fe, holder of Identity Document (DNI) No. 25979504, Tax Identification Number (CUIT) 20-25979504-5 and Hernán Gustavo Dreier, residing at Pje. Stella 9096, City of Rosario, Province of Santa Fe, holder of Identity Document (DNI) 25979473, Tax Identification Number (CUIT) 20-25979473-1 (hereinafter, the “Assignees”) hereby write to OneClick International LLC, OneClick License LLC (hereinafter, the “Assignors”, and together with Assignees, the “Parties”, or individually, a “Party”), in order to submit the following irrevocable purchase offer of all quotas in OneClick Argentino S.R.L. (the “Company”), owned by the Assignors, subject to the term and conditions included in Annex I attached hereto (the “Offer”).

The Offer shall become effective upon receipt thereof by Assignors and shall be valid for a term of seven (7) business days (the “Effective Term”). The Offer shall be deemed validly accepted by Assignors only if, within the Effective Term, Assignors send Assignees a letter informing acceptance thereof (the “Acceptance”).

Upon Acceptance by Assignors in the form provided hereinabove, the Offer shall be the only agreement between Assignors and Assignees in connection with the purpose thereof and shall prevail over any prior written or oral agreement between Assignees and Assignors related with the transfer of quotas of Assignors (the “Agreement”). The application of section 982 and related provisions of the Argentine Civil and Commercial Code in connection with partial agreements is expressly excluded and no agreement shall exist until Acceptance of this Offer.

Sincerely,

__________________________________________________

Sr. Mariano Andrés TurinettoSr. Hernán Gustavo Dreier

Identity Document (DNI) No. 25979504Identity Document (DNI) No. 25979473

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ANNEX I

TERMS AND CONDITIONS OF THE TRANSFER OF QUOTAS

WHEREAS:

A.

As of the date hereof, Assignors hold a total of 8,100 (Eight Thousand One Hundred) quotas in the Company of one (1) vote each and of nominal value of AR$100 (One Hundred Argentine Pesos) representing 100% (one hundred per cent) of the capital and voting rights of the Company (hereinafter, the “Quotas”);

B.

That, subject to, and in accordance with, the terms and conditions set forth herein, it is the intent of the Assignees to acquire from the Assignors and the Assignors to sell to the Assignees, the Quotas; and

C.

The Parties have been carrying out negotiations to make the transfer and assignment of Quotas, and have reached an agreement in this regard in order to avoid definitive closure of the Company and its consequent dissolution and liquidation.

NOW THEREFORE, the Parties agree to execute this Agreement subject to the terms and conditions below:

DEFINITIONS

(A)

The terms capitalized in this Agreement and in the Annexes thereof (except when capital letters are used exclusively at the beginning of a sentence or in proper nouns) shall have the meanings assigned to them below or the meaning assigned to them in the heading and preliminary considerations.

“Agreement” has the meaning assigned to such term in the heading of the Offer.

“Applicable Laws” means the effective laws in the Argentine Republic enacted by legislative and/or executive branches of federal, provincial and/or municipal governments.

“Assignees” has the meaning assigned to such term in the Offer.

“Assignor’s Indemnitee” has the meaning assigned to such term in Section 7.1.

“Assignors” has the meaning assigned to such term in the Offer.

“Business Day” means any day, other than a Saturday, a Sunday or any day on which banks are authorized or required to be closed in the Argentine Republic and/or in any other territory where the obligation must be performed.

“Closing Date” means January 31, 2020.

“Closing” has the meaning assigned to such term in Article III.

“Company” has the meaning assigned to such term in the heading of the Offer.

“Confidential Information” has the meaning assigned to such term in Section 8.4.

“Control” has the meaning assigned to such term in section 33 of the Argentine Companies Law. The terms “Controlling” and “Controlled” shall have correlative meanings.

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“Damages” means any liability, claim, contingency, demand, obligation, debt, action, losses, fines, penalties, expenses or damages, extending to any cost or expense associated with such concepts, (including reasonable expenses and defense costs, action in lawsuits or administrative proceedings or arbitration, including without limitation, reasonable attorneys and experts fees and justice fees).

“Debt” has the meaning assigned to such term in Article IV(ix).

“Dollars” or “USD” means the legal tender of the United States of America.

“GAAP” means the generally accepted accounting principles of the Argentine Republic.

“Guarantee” has the meaning assigned to such term in Article IV(ix).

“Ingram” has the meaning assigned to such term in Section 3.2(viii).

“Lien” means pledges, charges, restraints, mortgages, legal or administrative attachment, liens, easements, vices, security interests, claims, third party contractual rights, options and restrictions of any kind, including any limitation or restriction to ownership, transfer or availability of Quotas.

“Parties” has the meaning assigned to such term in the heading of this Agreement.

“Pesos” or “ARS” means the effective legal tender in the Argentine Republic.

“Price” has the meaning assigned to such term in Section 2.1.

“Public Registry” means the Public Registry of Commerce of the jurisdiction where the Company is domiciled.

“Quotas” has the meaning assigned to such term in Preliminary Consideration A of the Agreement.

“Receiving Party” has the meaning assigned to such term in Section 8.4 of the Agreement.

“Share Capital Increase” has the meaning assigned to such term in Section 3.2(i).

“Trademarks” means all trademarks described in Annex 3.2(iii).

(B)

For purposes of interpretation of this Agreement, the Parties agree that: (i) as required by context, the terms in the singular form include the plural, and the terms in plural form include the singular, (ii) references to Sections, Articles and Annexes are references to Sections, Articles and Annexes of this Agreement; (iii) titles and indexes of Sections and Articles shall not affect the interpretation of this Agreement; (iv) any accounting term not defined in any manner in this Agreement shall have the meaning assigned to such term in accordance with the GAAP, as applicable; (v) any legal term not defined in any manner in this Agreement shall have the meaning assigned to such term in accordance with Applicable Laws; and (v) the expressions “hereof”, “hereunder” and other similar terms used in this Agreement shall refer to the Agreement as a whole and not to any specific provision, except otherwise is expressly provided.

ARTICLE I

ASSIGNMENT OF QUOTAS

Section 1.1. Purpose. Subject to, and in accordance with, the terms and conditions provided hereunder, effective on the Closing Date Assignees acquire from Assignors, and Assignors sell, assign and transfer to Assignees, for the consideration specified in ARTICLE II of this Agreement, the Quotas, including in this purchase transaction, all voting rights and other political rights and economic rights inherent to or deriving from the ownership of the Quotas. Each Assignor sells, assigns and transfers to Assignees,

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effective on the Closing Date, the number of Quotas specified below:

(i)

OneClick International LLC: 7.998 quotas of a nominal value of ARS 100, each, and conferring one vote per quota to be transferred for the benefit of Mariano Turinetto and Hernán Gustavo Dreier, in the following proportion: Mariano Turinetto shall receive 4.079 quotas and Hernán Gustavo Dreier shall receive 3.919 quotas; and

(ii)

OneClick License LLC: 102 quotas of a nominal value of ARS 100, each, and conferring one vote per quota to be transferred for the benefit of Mariano Turinetto and Hernán Gustavo Dreier, in the following proportion: Mariano Turinetto shall receive 52 quotas and Hernán Gustavo Dreier shall receive 50 quotas.

ARTICLE II

PURCHASE PRICE OF QUOTAS

Section 2.1. Price. The total price to be paid by Assignees to Assignors for the purchase of Quotas shall be equivalent to US$ 10 (Ten United States Dollars), comprising all the assumed obligations by the Asignees pursuant to the Agreement (hereinafter, the “Price”). The monetary component of the Price shall be distributed in the same proportion that Quotas sold by each of them. For purposes of determining the Price, the Parties have considered that this shall be an “as is, where is” transaction. The Price shall not be subject to any adjustment whatsoever.

Section 2.2. Form of payment. The monetary component of the Price shall be paid on the Closing Date in United States Dollars by bank transfer to the bank account indicated by Assignors. Receipt of the funds of the Price at the bank accounts issued by the bank shall be sufficient receipt and evidence of payment. All expenses and/or taxes arising from the payments established herein shall be exclusively borne by Assignees. Alternatively, payment of the monetary component of the Price may be made, on the Closing Date, by delivery under receipt of United States Dollars bills, or one or more checks in Pesos at the exchange rate “Seller” of the Banco de la Nación Argentina published by the newspaper Ámbito Financiero, the business day immediately before the payment date. In the event that the payment of the monetary component is made by the delivery of one or more checks, said instrument (s) must be issued in favor of the Assignors with an identical date to the Closing Date. In any event, for purposes of payment of the monetary component of the Price, deferred-payment checks shall not be issued.

ARTICLE III

CLOSING

Section 3.1. Closing. The closing of the Agreement (the “Closing”) shall be on the Closing Date at Bruchou, Fernández Madero & Lombardi, with offices located at Ing. E. Butty 275, City of Buenos Aires, at 11:00 am.

Section 3.2. Closing Actions. On the Closing Date, the following actions shall be carried out:

(i)

Assignors shall deliver copy of the minute of the meeting of Company’s partners held on January 27, 2020, by means of which, the capitalization of certain credits that the Assignors held towards the Company in the amount of US$ 1,123,766.15 (United States Dollars One

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Million One Hundred Twenty-three Thousand Seven Hundred Sixty-six with 15/100) was considered and approved as well the increase in share capital in the sum of AR$ 100,000 (One Hundred Thousand Pesos) and its global issuance premium (the “Share Capital Increase”); and consequently, the amendment of the fifth article of the bylaws was agreed.

(ii)

Assignors shall deliver to the Company the original of the resignation letter of Messrs. Reinier Cornelis Albert Voigt and Vernon Allen Lo Forti, president and alternate manager of the Company, respectively, to their respective positions and to the fees that may correspond to them for the exercise of their charges, in terms similar to those provided in Annex 3.2(iii) hereto, with their signatures certified by a Notary Public and duly apostilled.

(iii)

Assignors shall deliver to the Assignees the Book of Minutes of the Company with all the minutes corresponding to meetings held on the Closing Date transcribed and signed by the corresponding party, stating that Assignors do not have the accounting books of the Company, since those are at the Company’s offices in Rosario, Santa Fe.

(iv)	Assignees shall deliver to Assignors a copy of the minutes of the management board of the Company where:
(a)	note is taken on the transfer of Quotas for the Benefit of Assignees, pursuant to Section 152 of the Argentine General Companies Act;
(b)

resignations of Messrs. Reinier Cornelis Albert Voigt and Vernon Allen Lo Forti, president and alternate manager of the Company, respectively, to their positions and to any fees that may be payable to them for their services are considered and approved;

(c)	the revocation of existing powers of attorney granted to, among others, Messrs. Mauricio Díaz, Felipe Rezk and Agustín Barletti is considered and approved; and
(d)

a meeting of partners is convened and held to consider the following items: 1) Appointment of two partners to sign the minutes; 2) Consideration of the amendment of article five of the bylaws upon notification of assignment of quotas; 3) Consideration of the resignation of Messrs. Reinier Cornelis Albert Voigt and Vernon Allen Lo Forti to the position of president and alternate manager, respectively, communicated to the Company. Consideration of the management and compensation of resigning managers. Consideration of the appointment of replacement managers of the resigning managers and / or reorganization of the management; and 4) Granting authorizations.

(v)

Assignees shall deliver to the Assignors proof of the email communication to Messrs. Mauricio Díaz, Felipe Rezk and Agustín Barletti that their respective positions in the Company and powers of attorneys have been totally and absolutely revoked on the Closing Date.

(vi)

Assignors and the Company will enter into a trademark assignment agreement concerning Trademarks owned by OneClick International LLC in Argentina and related to “OneClick”, as per the description included in Annex 3.2(vi); all of which shall be gratuitous and exclusively in favor of the Company. The Company covenants that shall not attempt to

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trademark the name “OneClick” anywhere in the world outside the Argentine Republic.
(vii)	Parties shall execute a Simplified Quota Purchase Agreement that shall be registered with the Public Registry in terms similar to those provided in Annex 3.2(vii) hereto.
(viii)

immediately after the Closing, Assignees shall deliver to the Assignors, a copy of the promissory note issued by the Company and endorsed by the Assignees in favor of Ingram Micro, Inc. (“Ingram”). By means of said promissory note, the Company and the Assignees agree to a payment plan in order to pay the existing debt to Ingram.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ASSIGNORS

The Parties express that the Assignees shall execute this Agreement and the payment of the Price, among other things, in consideration for the representations and warranties made by Assignors, jointly and severally, for the benefit of Assignees, as an essential element for the execution of this Agreement in ARTICLE IV:

(i)

OneClick International LLC is a Limited Liability Company (compañía de responsabilidad limitada) legally existing under the laws of Florida, United States of America, with full limited liability powers and required permits and registrations to carry out its activities in each jurisdiction as it currently does.

(ii)

OneClick License LLC is a Limited Liability Company (compañía de responsabilidad limitada) legally existing under the laws of Florida, United States of America, with full limited liability powers and required permits and registrations to carry out its activities in each jurisdiction as it currently does.

(iii)

Assignors have full limited liability powers and authority to execute this Agreement and to comply with its respective obligations hereunder, and no consent, authorization, waiver or approval of any person, entity or authority is required.

(iv)

Quotas have been validly issued and are fully paid in. Quotas represent 100% of the capital of the Company. No person shall have the right to subscribe quotas of the Company. Quotas are duly registered with the Public Registry, except for such Quotas issued on the Share Capital Increase. Assignors have valid and full title to Quotas. Quotas are free of any Liens.

(v)

None of Assignors have been notified of any action, suit or proceedings against such Assignor or with any court or tribunal or governmental authority, and have neither been notified of any investigation against it that may limit the capacity of such Assignor to execute and/or deliver this Agreement or any other document related with this Agreement, or to comply with the obligations thereunder.

(vi)

This Agreement has been, and any other agreement or document related with this Agreement has been or shall be, as applicable, duly executed and delivered by Assignors and constitutes, or shall constitute, as applicable, a legal, valid and binding obligation of Assignors enforceable at courts in accordance with its terms and conditions.

(vii)	Assignors are not unable to pay their debts as they become due and have not filed any petition for reorganization or bankruptcy or no such petition has been filed against them.
(viii)	Assignors have valid and full title over Quotas; except for Quotas issued on the Share Capital Increase. Quotas are free of any Liens and have not been subject to promises to sell,

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conditional sales or term sales, or to any other act or arrangement limiting the ownership and free assignment thereof, and no third parties have preferential rights over them.
(ix)

Assignors represent that the Company has commercial agreements with Ingram and Tech Data, merchandise supply companies marketed by the Company, located in Miami, Florida, United States of America. As of the Closing Date, the commercial debt of the Company with Ingram and Tech Data incurred in by the Company before de Closing Date amounts, in the aggregate, to the sum of US$320,715.10 (United States Dollars Three Hundred Twenty Thousand Seven Hundred Fifteen with 10/100) (the “Debt”). Such Debt is guaranteed by Assignors (the “Guarantee”).

(x)

Assignors represent that they have not instructed their representatives or their attorneys in the Company to enter into commercial or financial obligations that are not duly noted in the books and accounting records of the Company, in accordance with Argentine accounting standards.

(xi)

Assignors represent that the Company has no commercial or financial debt with the Assignors and/or any of the Assignors’ Indemnitee (as this term is defined below) that is not properly recorded in the books and accounting records of the Company and reliably informed to the Assignees.

(xii)

Assignors represent that during the year 2020 they have not caused funds to be taken from the Company’s bank account with the Bank of America for their application to items not reliably informed to Assignees.

(xiii)	Except for the representations and warranties made herein, Assignors make no other representations and warranties of any kind.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ASSIGNEES

The Parties express that the Assignors shall execute this Agreement, among other things, in consideration for the representations and warranties made by Assignees, for the exclusive benefit of Assignors, as an essential element for the execution of this Agreement in ARTICLE V:

(i)

Each Assignee has full capacity to execute this Agreement and to own, hold, use and dispose of Quotas, and has full corporate powers and authority to execute this Agreement and to comply with its obligations thereunder, and no consent, authorization, waiver or approval of any person, entity or authority is required.

(ii)

None of Assignees has been notified of any action, suit or proceedings against such Assignee or with any court or tribunal or governmental authority, and has neither been notified of any investigation against it that may limit the capacity of such Assignee to execute and/or deliver this Agreement or any other document related with this Agreement, or to comply with the obligations thereunder.

(iii)

This Agreement has been, and any other agreement or document related with this Agreement has been or shall be, as applicable, duly executed and delivered by Assignees and constitutes, or shall constitute, as applicable, a legal, valid and binding obligation of Assignees enforceable at courts in accordance with its terms and conditions.

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(iv)	Assignees are not unable to pay their debts as they become due and have not filed any petition for reorganization or bankruptcy or no such petition has been filed against them.
(v)

The Assignees acknowledge that the Company has commercial agreements with Ingram and Tech Data, merchandise supply companies marketed by the Company, located in Miami, Florida, United States of America, and as of the Closing Date, there is a debt of the Company towards Ingram and Tech Data that amounts, in the aggregate, to the sum of US$ 320,715.10 (United States Dollars Three Hundred Twenty Thousand Seven Hundred Fifteen with 10/100); debt that Assignees expressly assume in the terms set forth in Section 6.7 to this Agreement.

(vi)	Except for the representations and warranties made herein, Assignees make no other representations and warranties of any kind.

ARTICLE VI

OTHER UNDERTAKINGS

Section 6.1. Consent. Parties shall make all commercially reasonable efforts to obtain the consent of Apple, Inc. in relation to the authorization to distribute official products. The Assignors will not have any responsibility towards the Company and/or the Assignees in case the license referred to in this section is not granted. Notwithstanding the foregoing, Assignors have sent to Apple, Inc. the communication indicated in Clause 4.7 to the Apple Authorized Reseller Agreement dated February 26, 2018, entered into between the Company and Apple, Inc.

Section 6.2. Collaboration. Notwithstanding the aforementioned in Section 6.1, Assignors will provide the Assignees with the collaboration that they reasonably require to obtain the Apple, Inc. license and the registration of the transfer of Quotas with the Public Registry, where appropriate, providing information and / or providing and subscribing in due time and form the documentation required by Assignees thereon.

Section 6.3. Notifications to AFIP. Within ten (10) business days from the Closing Date, the Parties and the Company shall jointly submit the notification of sale of the Quotas by electronic data transfer through the website of the Argentine Federal Tax Authority (AFIP) (www.afip.gov.ar), in accordance with the provisions of AFIP General Resolution 3293/2012. For such purpose, Parties undertake to exchange in a timely manner the information necessary to comply in a coordinated manner with the obligation to report set forth in AFIP General Resolution 3293/2012.

Section 6.4. Ratification. The Assignees undertake, in the opportunity to consider and approve the Company’s financial statements for 2019, to ratify the approval of the management of Messrs. Reinier Cornelis Albert Voigt and Vernon Allen Lo Forti, in their capacity as president and alternate manager of the Company, respectively.

Section 6.5. Data protection and access. Assignees undertake to protect accounting or other information required by law for the term of 10 (ten) years, or the longer required by law, and to provide access to all information upon requirement by the Assignors on reasonable grounds. Likewise, the Assignees undertake to collaborate with Assignors, and make their dependents collaborate, to the protection and provision of all information necessary to prepare financial statements and/or, where appropriate, other accounting documents of the economic group of Assignors, for the year 2019 and January 2020, and if

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necessary, with respect to the previous periods as from the date Assignors became quotaholders of the Company. In the case that, the access to information and/or collaboration required by the Assignors for the audit of the fiscal year 2019 and January 2020, requires that Fidem Partners were hired, the Assignees shall cause the Company to hire Fidem Partners and the Company shall bear it costs.

Section 6.6. Representations. The Assignees expressly undertake, within a reasonable period as from the Closing Date, to carry out the necessary steps for the modification and / or replacement of authorities or representatives of the Company before banks and any other institution in which Messrs. Alfredo Carrasco, Mauricio Díaz, Felipe Rezk, Reinier Cornelis Albert Voigt and Vernon Allen Lo Forti appear as representatives of the Company.

Section 6.7. Debt payment.

(i) Assignees shall cause the Company to pay the commercial debt to Ingram and Tech Data incurred in before the Closing Date for the total amount of US$ 320,715.10 (United States Dollars Three Hundred Twenty Thousand Seven Hundred Fifteen with 10/100), pursuant to payment plan agreed on with Ingram, but in no event beyond the 30 (thirty) Business Days as from the Closing Date, relieving Assignors of all responsibility thereon. Consequently, on the Closing Date, Assignees shall grant in favor of OneClick International LLC, personal guarantees on the Debt, to the satisfaction of OneClick International LLC, which shall be valid until payment in full of the Debt, or until the Assignors receive a written letter from Ingram and Tech Data releasing the Guarantee and releasing OneClick International LLC from any claim related to the Debt, whichever occurs first.

(ii) In the event that within the period specified in (i) above, the Company and/or the Assignees do not comply with the payment of the Debt and/or the Assignors do not receive a written letter from Ingram and Tech Data releasing the Guarantee and releasing OneClick International LLC from any claim related to the Debt, the Assignors shall have the right to retain and keep all existing inventory in all stores of the Company at the expiration date of such 30 (thirty) Business Days term, and/or to execute the guarantees granted by the Assignees.

Section 6.8 Seguros SURA S.A. claim. Assignors assume exclusively and undertake to solve the collection claim of Seguros SURA S.A. against the Company derived from Insurance Policy 132721, with no cost to the Company, releasing the Company and Assignees from any responsibility thereon, and expressly waiving any subsequent subrogation.

Section 6.9. Management Approval. Assignors approve management of the managers of the Company until the Closing Date, and waive any claim for any cause or title against them.

Section 6.10. Absence of claims. Except for the fulfillment of the obligations and commitments assumed in this Agreement and/or in the complementary documents thereto, Assignors represent they have no claim against the Assignees and/or against the Company, and refrain to bring action, for any concept of any origin or nature against the Assignees and/or against the Company.

Section 6.11. Non-Compete. Within the framework of the consideration of the Parties under this Agreement, Assignors undertake for a period of 3 (three) years as from the Closing Date, to refrain from carrying out, on their own and/or through third parties with which have commercial relations, and cause their Controlling, Controlled and Subject to common Control, related, affiliated and subsidiary persons to refrain from carrying out, in the Argentine Republic, either directly or indirectly, for their own benefit

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and/or third parties, individually or jointly, activities that involve retail sales or otherwise any sales through Mercado Libre platforms and/or, in general, similar e-commerce platforms. However, Assignors may carry out distribution activities to other persons and/or companies.

ARTICLE VII

INDEMNITY

Section 7.1. Assignees’ Obligation to Indemnify. In accordance with and subject to the terms and conditions of this Agreement and considering that the Agreement is made “as is, where is”, Assignees irrevocably and unconditionally assume the joint and several obligation of indemnifying and holding Assignors and their officers, directors, shareholders, managers, employees, members, representatives, Controlling Parties and Controlled Parties and Parties under Common Control, affiliates, subsidiaries, as applicable, including without limitation, Cool Holdings, Inc. and subsidiaries, Messrs. Alfredo Carrasco, Mauricio Díaz, Felipe Rezk, Reinier Cornelis Albert Voigt y Vernon Allen Lo Forti (each of them, an “Assignor’s Indemnitee”) harmless from any Damages proved to Assignor’s Indemnitees as a result of:

(i)	the inaccuracy, omission or misrepresentation of any representation or the violation of any warranty made by Assignees under the Agreement; and/or
(ii)	any Assignee’s default in any of the commitments, undertakings, covenants or obligations under the Agreement; and/or
(iii)

any labor, civil, commercial, tax, custom, environmental, criminal and/or administrative claim against the Company and/or any other claim of any other source or origin prior or subsequent to the Closing Date.

Section 7.2. Assignors’ Obligation to Indemnify. In accordance with and subject to the terms and conditions of this Agreement, Assignors irrevocably and unconditionally assume the obligation of indemnifying and holding Assignees harmless from any Damages proved as a result of:

(i)	the inaccuracy, omission or misrepresentation of any representation or the violation of any warranty made by Assignors under the Agreement; and/or
(ii)	any Assignor’s default in any of the commitments, undertakings, covenants or obligations under the Agreement.

ARTICLE VII

MISCELLANEOUS

Section 8.1. Notices. All notices hereunder shall be deemed served if sent by sufficient means or if the notified Party personally signs the instrument whose contents are notified. To be validly served, notices must be sent to the following addresses:

(i)	If to Assignees, to:

Dorrego 741,

Rosario, Santa Fe,

Argentina.

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(ii)	If to Assignors, to:

Ing. E. Butty 275, 11th Floor,

City of Buenos Aires,

Argentina.

Cc.: 2001 NW 84 Ave,

Doral FL 33122,

Estados Unidos de América.

All notices served shall be effective upon receipt. Legal domiciles established in this article for purposes of notices may not be changed to other jurisdiction different from the original jurisdiction without the express written consent of the other Party.

Section 8.2. Applicable Laws. This Agreement shall be construed and governed in accordance with the laws of the Argentine Republic and any dispute arising in connection with the Sections hereunder shall be governed by such laws, except for any provision on conflicts of law giving rise to the application of laws of a different jurisdiction.

Section 8.3. Jurisdiction. Any dispute arising between the Parties in connection with this Agreement, the existence, effectiveness, type, interpretation, scope, performance or resolution shall be submitted by the Parties to the jurisdiction of the ordinary courts of the City of Buenos Aires on the matter, and the Parties expressly waive to any other forum or jurisdiction that may correspond.

Section 8.4. Confidentiality. All information (hereinafter, “Confidential Information”) related with the transaction hereunder provided by any of the Parties or their representatives among themselves, or to any of their affiliates or directors, officers, employees, representatives or agents -or to the directors, officers, employees or agents of their affiliates- (each of such persons receiving such Confidential information shall be referred to as a “Receiving Party” for purposes hereunder) shall be treated as strictly confidential and privileged information of the Party providing such Confidential Information; and the Receiving Party undertakes to keep such information strictly confidential, without disclosing it in any manner and to any third party or using, directly or indirectly, at any time, such Confidential Information for any competitive or business purpose. The obligation to keep the confidentiality of such Confidential Information shall survive the Closing Date or, in the event this Agreement is terminated, after such date of termination. In the event in the context of a suit or governmental, legal or regulatory investigation or any similar proceeding, the Receiving Party is required (by oral questioning, interrogatory, request for information or documents, subpoenas, investigations or similar proceedings) to disclose such information, the Receiving Party shall notify the other party of each inquiry or request for information so that the other party may obtain a legal protection order or any other legal remedy or, if applicable, waive to compliance with the provisions hereunder. If, absent a legal protection order or receipt of a waiver as provided hereunder, the Receiving Party receiving the order or inquiry is legally compelled to disclose such Confidential Information to any Governmental Authority, such Receiving Party may disclose such portion of the Confidential Information legally compelled to disclose to such governmental authority without any liability or obligation to the other Party under this Agreement in connection with such disclosure of information.

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Section 8.5. Assignment. The Parties may not assign this Agreement or any rights arising thereunder, except with the express and written consent of the other Party.

Section 8.6. Entire Agreement. Severability. Except otherwise is provided, this Agreement constitutes, with respect to the purpose hereof, the entire understanding of the Parties and prevails over any prior written or oral understanding and agreement between the Parties. In the event a competent court resolves in a final decision that any provision of this Agreement is null or unenforceable, in whole or in part, that decision shall be considered to be limited to the part of the provision held null or unenforceable and the remaining provisions of this Agreement shall remain in full force and effect.

Section 8.7. Costs and Expenses. Each of the Parties shall be responsible for the expenses incurred as a result of the preparation and signing of this Agreement. The fees and expenses incurred as a result of the registration with the Public Registry of the transactions contemplated in this Agreement, including the Share Capital Increase in Section 3.2 (i) herein, shall be borne by the Assignees. The taxes and expenses included in this Agreement and the transaction described herein generated in the Republic of Argentina shall be borne by the Company and/or the Assignees, as applicable, whereas the taxes and expenses generated abroad, if any, shall be borne by the Assignors. The Parties represent that they have not hired any investment bank, agent, broker, consultant or intermediary in connection to the transactions contemplated by this Agreement that may be entitled to a fee, and that may can claim to the Company or the other Party. Likewise, it is expressly agreed that any expenditure related to audits, whether to be carried out in the Republic of Argentina and/or abroad, as well as related to access and supply to the Assignors of information as indicated in Section 6.5 of this Agreement shall be borne exclusively by the Assignors, except for the undertaking assumed by Assignees in Section 6.5 herein.

Section 8.8. Waiver. Any default or failure of the Parties in the exercise of any right, power or privilege under this Agreement shall not be construed a waiver thereof, and the partial exercise of any right, power or privilege shall not be construed as a waiver to any further exercise thereof or to the exercise of any other right, power or privilege under this Agreement. The rights and remedies provided hereunder are cumulative and not exclusive of any other right or remedy provided by law or in contract.

Section 8.9. Delay. Any default as a result of a delay in performance of the obligation to pay an amount of money by any of the Parties under this Agreement and/or any of its Annexes shall be automatic, without need to send any prior notice of such delay.

Section 8.10. Performance. Each Party shall be entitled to claim a compensation for damages for any damage sustained as a result of any default, in whole or in part, of the obligations and commitments of the other Party under this Agreement.

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TRANSLATION FOR

INTERPRETATION PURPOSES ONLY

City of Buenos Aires, January 31, 2020

Messrs.

Mariano Andrés Turinetto

Hernán Gustavo Dreier

Ref.: Offer No. 01/2020

Dear Sirs/Madams:

We hereby irrevocably accept your Offer No. 01/2020 dated January 31, 2020.

Sincerely,

By OneClick International LLC	By OneClick License LLC
Agustín Barletti Attorney-in-fact	Agustín Barletti Attorney-in-fact

TRANSLATION FOR

INTERPRETATION PURPOSES ONLY